Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees, of our report dated March 17, 2016, with respect to the consolidated financial statements of Global Eagle Entertainment Inc. and the effectiveness of internal control over financial reporting of Global Eagle Entertainment Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 16, 2016